Exhibit (h)(2)(a)

AMENDMENT NO. 1 TO THE SUB-ADMINISTRATION AGREEMENT

This Amendment dated as of September 29, 2006 to the Sub-Administration Agreement dated as of February 21, 2006 between BlackRock Institutional Management Corporation, a Delaware corporation (“BlackRock”) and PFPC Inc., a Massachusetts corporation (“Sub-Administrator”).

WITNESSETH:

WHEREAS, BlackRock and BlackRock Liquidity Funds are parties to a management agreement dated as of February 21, 2006 (the “Current Management Agreement”) and BlackRock and Sub-Administrator are parties to the Sub-Administration Agreement;

WHEREAS, BlackRock, Inc., parent company of BlackRock, and Merrill Lynch & Co., Inc. (“Merrill Lynch”) announced on February 15, 2006 that they had reached an agreement to merge Merrill Lynch’s investment management business, Merrill Lynch Investment Managers, with BlackRock, Inc. (the “Transaction”);

WHEREAS, under applicable law, the Transaction may cause a change in control of BlackRock and make it necessary, under applicable law, for BlackRock Liquidity Funds to enter a new management agreement (the “New Management Agreement”) with BlackRock and under certain circumstances, an Interim Management Agreement pending shareholder approval of the New Management Agreement (an “Interim Management Agreement”); and

WHEREAS, BlackRock and Sub-Administrator desire that the Sub-Administration Agreement remain in effect under the Current Management Agreement, Interim Management Agreement and New Management Agreement, as the case may be.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

1. References. References in the Sub-Administration Agreement to the Current Management Agreement are deemed to include references to the Interim Management Agreement and New Management Agreement, as the case may be.

2. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3. Effectiveness. The Sub-Administration Agreement shall, subject to the terms thereof, remain effective under each of the Current Management Agreement, Interim Management Agreement and New Management Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of September 29, 2006.

BLACKROCK INSTITUTIONAL MANAGEMENT CORPORATION

By:	/s/ Paul L. Audet
Name:	Paul L. Audet
Title:	Managing Director

PFPC INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Senior Vice President